UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 21, 2008

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

700 17th Street, Suite 1700

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Indemnification Agreement

Effective April 21, 2008, Intrepid Potash, Inc. (the “Company”) entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers. They also require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance.

A form of the Indemnification Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Exchange Agreement

On April 21, 2008, the Company and Intrepid Mining LLC (“Intrepid Mining”) agreed upon the final terms of the Exchange Agreement (the “Exchange Agreement”). The Exchange Agreement was executed by the parties effective as of April 21, 2008.

The Exchange Agreement provides for the assignment of all of Intrepid Mining’s assets other than cash, comprised primarily of membership interests in six wholly-owned Delaware limited liability companies, to the Company in exchange for:

•	cash in an amount of approximately $757.4 million;

•	40,339,000 shares of common stock of the Company; and

•

the assumption by the Company of (i) all amounts in excess of $18.9 million of Intrepid Mining’s liability under its existing senior credit facility and (ii) all other liabilities and obligations of Intrepid Mining.

Pursuant to the Exchange Agreement, the Company will receive a transfer of all of the nonmonetary assets of Intrepid Mining and will assume and agree to pay and will indemnify Intrepid Mining from any liability or obligation of Intrepid Mining (other than the $18.9 million portion of Intrepid Mining’s liability under its credit facility together with associated accrued interest costs). The assumption of liability and indemnity are intended to cover present and future liabilities related to the assets transferred by Intrepid Mining to the Company and the business of Intrepid Mining as conducted before the completion of the Company’s initial public offering. Accordingly, the Company will be responsible for all obligations of Intrepid Mining existing on the date of completion of the Company’s initial public offering or arising after that date in connection with facts, events, conditions, actions or omissions existing on or before that date, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (other than the $18.9 million portion of Intrepid Mining’s liability under its credit facility together with associated accrued interest costs).

The transactions provided for in the Exchange Agreement will be consummated simultaneously with the completion of the Company’s initial public offering.

A copy of the Exchange Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Restated Certificate of Incorporation

On April 20, 2008, the directors of the Company and the sole stockholder of the Company approved a Restated Certificate of Incorporation (the “Restated Certificate”). As a result, the Company filed the Restated Certificate with the Secretary of State of Delaware on April 21, 2008. The Restated Certificate became effective upon filing.

The Restated Certificate increases the total number of shares of capital stock that the Company shall have authority to issue to 120,000,000 shares, which includes 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

The Restated Certificate also creates a classified board where the board of directors will be divided as evenly as possible into three classes, designated Class I, Class II and Class III. The members of each class will serve a staggered three-year term, except that terms of the Class I directors will expire at the first annual meeting of stockholders following the filing of the Restated Certificate and the terms of the Class II directors will expire at the second annual meeting of the stockholders following the filing of the Restated Certificate.

A copy of the Restated Certificate as filed with the Secretary of State of Delaware on April 21, 2008 is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Amended and Restated Bylaws

On April 20, 2008, the directors of the Company approved the Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”) to be effective upon the filing of the Restated Certificate with the Secretary of State of Delaware.

A copy of the Amended and Restated Bylaws is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events

On April 22, 2008, the Company issued a press release announcing the pricing of the initial public offering of its common stock. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On April 23, 2008, the Company issued a press release announcing that the underwriters of its initial public offering exercised their option to purchase an additional 4,500,000 shares. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Intrepid Potash, Inc.

3.2	Amended and Restated Bylaws of Intrepid Potash, Inc.

10.1	Form of Indemnification Agreement

10.2	Exchange Agreement between Intrepid Potash, Inc. and Intrepid Mining LLC, dated as of April 21, 2008

99.1	Press release issued April 22, 2008

99.2	Press release issued April 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated:	April 25, 2008	By:	/s/ Hugh E. Harvey
Hugh E. Harvey, Jr. Executive Vice President of Technology